EXHIBIT 10(a)

CLECO CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

Amendment No. 2

{FASB Statement No. 123 (Revised 2004)}

 WHEREAS, Cleco Corporation, a corporation organized and existing under the laws of the State of Louisiana (the "Company"), maintains the Cleco Corporation Employee Stock Purchase Plan, first effective as of October 1, 2000 (the "Plan"), which Plan is intended to be an employee stock purchase plan within the meaning of Sections 421 and 423 of the Internal Revenue Code of 1986, as amended;

            WHEREAS, the Board of Directors has determined that the Plan shall be amended to ensure that the acquisition of the Company's $1.00 par value common stock thereunder shall not be deemed a share-based payment transaction resulting in recognizable compensation cost within the meaning of FASB Statement No. 123 (Revised 2004);

WHEREAS, the Company's Board of Directors and its Compensation Committee each possess the authority to amend the Plan pursuant to Section 6.1 thereof;

            NOW, THEREFORE, effective as of January 1, 2006, the Plan shall be amended as follows:

            1.         Section 3.3b of the Plan shall be amended and restated in its entirety as follows:

"3.3b    The amount of Compensation subject to an Option Agreement can be modified or such an agreement can be revoked not later than the first business day of the last calendar month of the Offering Period with respect to which such election relates. Any such modification or revocation shall be made, in writing, and shall be effective provided it is received and accepted by the Committee (or its designee) on or before such date."

2.         The following Section 3.5 shall be added to the Plan to read in its entirety as follows:

"3.5      Cancellation of Participation.  A Participant may cancel his or her participation hereunder by providing written notice to the Committee (or its designee) not later than the first business day of the last calendar month of the Offering Period for which such cancellation is to be effective. In such an event, the Committee shall revoke the Participant's outstanding Option Agreement and shall refund to such Participant the principal amount then credited to his or her Ledger Account.

ESPP Amendment No. 2

3.         Section 4.2 of the Plan shall be amended and restated in its entirety as follows:

"4.2      Option Price.   The Option Price shall be determined as of the last Trading Day of each Offering Period as 95% of the Fair Market Value of a share of Common Stock as of such day."

4.         The following Section 6.8 shall be added to the Plan to read in its entirety as follows:

"6.8      Construction.  It is the intent of the Company that the Plan and the acquisition of Common Stock thereunder shall be interpreted, construed and administered in a manner that does not result in the imposition of share-based recognizable compensation cost within the meaning of FASB Statement No. 123 (Revised 2004).  To the extent any term or provision of the Plan is inconsistent with such intent, it shall be interpreted and construed consistent therewith.

This Amendment No. 2 was adopted by the Board of Directors of Cleco Corporation on April 22, 2005, to be effective as of the date set forth above.

                                                                                                                                                CLECO CORPORATION

                                                                                                                                                By:    /s/ Catherine C. Powell

                                                                                                                                                Its:    Sr. V.P. - Corporate Services